Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement dated as of February 19, 2013 (this “Agreement”) is made by and among (i) Revel AC, Inc. (“Revel”), in its capacity as borrower under the 2012 Credit Agreement and the Term Loan Credit Agreement and issuer under the Indenture (each as defined below), (ii) Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC and NB Acquisition LLC, each in its capacity as a guarantor under the 2012 Credit Agreement, the Term Loan Credit Agreement, and the Indenture (the “Guarantors” and, together with Revel, the “Company”), (iii) each of the undersigned creditors party to and/or a holder of, or the investment advisor or manager to a beneficial or legal holder or holders of (and in such capacity having the power to bind such holder), certain indebtedness of Revel incurred under (A) the 2012 Credit Agreement (as defined below) (the “2012 Credit Agreement Consenting Lenders”), (B) the Term Loan Credit Agreement (as defined below) (the “Term Loan Credit Agreement Consenting Lenders” and, together with the 2012 Credit Agreement Consenting Lenders, the “Consenting Lenders”), and (C) the Indenture (as defined below) (the “Consenting Noteholders” and, together with the Consenting Lenders, the “Consenting Debtholders”) and (iv) the Administrative Agent (as defined below) (each of the foregoing, a “Party” and, collectively, the “Parties”). Notwithstanding the foregoing, for purposes of this Agreement, the calculation of the outstanding principal amount of the indebtedness set forth on the signature pages of each Consenting Debtholder shall include, if such Consenting Debtholder serves as an investment advisor or manager for separate clients and/or accounts, the assets represented by such clients or accounts. All capitalized terms not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

For purposes of this Agreement, the term “Requisite Consenting Lenders” shall be defined as Consenting Lenders holding at least a majority of the aggregate commitment amount of outstanding claims under the 2012 Credit Agreement (the “2012 Credit Agreement Claims”, and Consenting Lenders holding at least a majority of the aggregate commitment amount of outstanding 2012 Credit Agreement Claims, the “Requisite Consenting 2012 Facility Lenders”) and the Term Loan Credit Agreement (the “Term Loan Credit Agreement Claims” and, together with the 2012 Credit Agreement Claims, the “Lender Claims”) held at such time by the Consenting Lenders.

For purposes of this Agreement, the term “Requisite Consenting Noteholders” shall be defined as Consenting Noteholders holding at least a majority of the aggregate principal amount of outstanding 12% Second Lien Notes due 2018 (the “Notes”) under the Indenture (the “Noteholder Claims” and, together with the Lender Claims, the “Claims”) held at such time by the Consenting Noteholders.

RECITALS

WHEREAS, the Company and the Consenting Debtholders that are holders of indebtedness pursuant to (A) that certain credit agreement, dated as of May 3, 2012 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the

“2012 Credit Agreement”), by and among Revel, the Guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as the administrative agent and collateral agent (in such capacities under each of the Credit Agreements, the “Administrative Agent”), and certain other parties thereto, (B) that certain credit agreement, dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Term Loan Credit Agreement,” and together with the 2012 Credit Agreement, the “Credit Agreements”), by and among Revel, as borrower, the Guarantors, the Administrative Agent, as administrative agent and collateral agent, the lenders party thereto, and certain other parties thereto, and/or (C) that certain indenture for the Notes, dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Indenture”), by and among Revel, the Guarantors and U.S. Bank National Association, as trustee, wish to reorganize the Company (the restructuring and recapitalization transactions, collectively, the “Restructuring”) in accordance with a proposed prepackaged chapter 11 plan of reorganization (the “Plan”), which Plan shall contain the terms and conditions set forth in, and be consistent in all respects with, the Restructuring Term Sheet (as defined below);

WHEREAS, the Parties have engaged in arm’s length, good faith discussions regarding the Restructuring;

WHEREAS, the Parties desire that the Restructuring will be implemented through a solicitation of votes for the Plan pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code (the “Solicitation”) and the commencement by the Company of voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in a proper United States Bankruptcy Court to be determined by the Company (the “Bankruptcy Court”);

WHEREAS, in furtherance of the Restructuring, the Company has requested each Consenting Debtholder to sign this Agreement;

WHEREAS, in furtherance of the Restructuring, the Company has requested each Consenting Lender forebear pursuant to the terms of this Agreement from exercising certain rights and remedies;

WHEREAS, upon the occurrence of the RSA Effective Date (as defined below), sufficient holders of Lender Claims shall have agreed to such forbearance, and such holders comprise Required Lenders under each of the Credit Agreements and have instructed the Administrative Agent to forbear from exercising remedies in accordance with each of the Credit Agreements; and

WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Court, the following sets forth the agreement among the Parties concerning their respective obligations:

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Proposed Restructuring. The principal terms of the Restructuring are set forth on the term sheet and its annexes attached hereto as Exhibit 1 (which term sheet is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 9 hereof, the “Restructuring Term Sheet”)). Such Restructuring will be implemented pursuant to various agreements and related documentation, including: (a) the Plan, which Plan shall contain the terms and conditions set forth in, and be consistent in all respects with, the Restructuring Term Sheet, and shall be consistent in all respects with this Agreement; and (b) the following related documents required to implement the Restructuring that have been executed, filed with the Bankruptcy Court, become effective, or otherwise been finalized (the “Plan Related Documents”), which shall be limited to (i) a disclosure statement (the “Disclosure Statement”), (ii) the materials related to the solicitation of votes for the Restructuring pursuant to the Bankruptcy Code (the “Solicitation”), (iii) definitive documentation for the DIP Facility and Exit Facility and all agreements and documentation related or ancillary thereto, which definitive documentation shall be consistent with the terms and conditions set forth in Exhibit A and Exhibit B to the Restructuring Term Sheet, respectively, (iv) all other exhibits attached to the Restructuring Term Sheet, (v) the order entered by the Bankruptcy Court confirming the Plan, including all exhibits, appendices and related documents (the “Confirmation Order”), (vi) any material appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Disclosure Statement, including the plan supplement, (vii) any motion and proposed interim and final orders (the “DIP Orders”) relating to debtor-in-possession financing and/or use of cash collateral and (viii) any documents relating to corporate governance of the Reorganized Company, including a shareholder agreement consistent with the terms and conditions agreed upon between the Steering Committee and the Company before the Solicitation Date (as defined below) (the “Shareholder Agreement”); provided, however, that for the avoidance of doubt, the Plan Related Documents shall not include any “first day” motions, pleadings, objections, applications, or other documents that do not have an adverse effect on the Requisite Consenting Lenders or the Administrative Agent.

The (a) Plan, (b) the Plan Related Documents, (c) any ancillary documents required to implement the Restructuring, (d) any amendments, modifications or supplements to any of the documents set forth in the preceding clauses (a) through (c), (e) any pleadings that may have an adverse effect of the economic interests of the Consenting Lenders or the Administrative Agent and (f) any motions or other pleadings to assume or reject any executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code shall be consistent in all material respects with the Restructuring Term Sheet and, upon completion of the exhibits thereto, shall otherwise be in form and substance reasonably acceptable to the (i) Company; (ii) the Requisite Consenting Lenders; (iii) the Administrative Agent; (iv) solely to the extent any matter under any of the Plan or the Plan Related Documents adversely affects their economic interests, the Requisite Consenting 2012 Facility Lenders (which lenders shall have the right to terminate this Agreement under Section 6.01(b), (f), and (g) to the extent the matters described in such Termination Events adversely affect their economic interests); and (v) solely with respect to the Plan, the Requisite Consenting Noteholders solely to the extent affecting treatment of the economic interests of the Consenting Noteholders set forth in the Plan. For the purposes of this Agreement, any reference to an adverse effect on the economic interests of a Party shall mean an adverse effect on the economic interests of such Party to the extent inconsistent with the terms of the Restructuring Term Sheet.

Section 2. Consenting Debtholders’ Commitments.

2.01. Agreement to Vote. Subject to the conditions contained in Section 2.02 hereof and as long as this Agreement has not been terminated in accordance with the terms hereof, each Consenting Debtholder agrees that it shall, subject to the receipt by such Consenting Debtholder of the Disclosure Statement and other solicitation materials in respect of the Plan that are subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code:

(a) to the extent solicited, timely vote or cause or direct to be voted all of its Claims, except, subject to Section 2.05(a), Claims held in such Consenting Debtholder’s capacity as a Qualified Marketmaker (as defined herein), in favor of the Plan, by delivering its duly executed and completed ballot or ballots accepting such Plan on a timely basis following the commencement of the Solicitation; provided, however, that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement pursuant to the terms hereof and written notice having been delivered to the Company in accordance with Section 10.15 hereof (other than Section 6.02 hereof);

(b) not change or withdraw (or cause or direct to be changed or withdrawn) such vote;

(c) not directly or indirectly object to, delay, impede or take any other action to materially interfere with acceptance, confirmation, consummation, or implementation of the Plan; and

(d) not directly or indirectly seek, solicit, encourage, consent to, propose, file, support, participate in, or vote for any restructuring, workout, plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership or sale of assets for the Company other than the Plan (the “Alternative Plan”); and

(e) take any and all reasonably necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Restructuring Term Sheet, the Plan, and the Plan Related Documents.

2.02. Certain Conditions. The obligations of each Consenting Debtholder set forth in Section 2.01 hereof are subject to the following conditions:

(a) the Requisite Consenting Lenders shall have approved the form and substance of the Plan and Plan Related Documents as being consistent in all material respects with this Agreement and the Restructuring Term Sheet and any exhibits thereto, and otherwise reasonably acceptable, with such approval to be reported by counsel to the Steering Committee;

(b) to the extent that any exhibits to the Restructuring Term Sheet have not been completed as of the RSA Effective Date, such exhibits shall have been completed to the satisfaction (in their sole discretion) of JPMorgan and the Requisite Consenting Lenders, with such approval to be reported by counsel to JPMorgan and Steering Committee, as applicable;

(c) this Agreement having been executed by the holders of at least 65% of the outstanding Lender Claims and the Company no later than February 19, 2013;

(d) this Agreement having been executed by 2012 Credit Agreement Consenting Lenders constituting the Required Revolving Loan Lenders (as defined in the 2012 Credit Agreement, as used herein, the “Consenting Revolving Loan Lenders”);

(e) the Company shall have paid all then-outstanding fees and expenses of the Administrative Agent and the Steering Committee in accordance with Section 3.03 hereof; and

(f) the Agreement has not been terminated in accordance with the terms hereof.

2.03. Consenting Lender Forbearance.

(a) Subject to the conditions contained in Section 2.02 hereof and as long as this Agreement has not been terminated in accordance with the terms hereof, each of the Consenting Lenders hereby agrees to forbear for the period commencing on the RSA Effective Date (as defined below) and concluding upon the earliest of (i) the Commencement Date, (ii) the date of an occurrence of a Forbearance Default (as defined below) or (iii) March 8, 2013 (such period, the “Forbearance Period,” and the earliest of such events specified in subsections (i), (ii) and (iii) of this Section 2.03(a) to occur, the “Forbearance Termination Event”) from exercising its rights and remedies against Revel or the Guarantors (and to direct the Administrative Agent under any of the Credit Agreements not to exercise such rights on such Consenting Lender’s behalf or otherwise) with respect to any default or event of default with respect to any of the Credit Agreements by virtue of the Company’s failure to pay the regularly scheduled interest payment under the Term Loan Credit Agreement on February 19, 2013 (an “Interest Default”), which is a Default (as defined under the Term Loan Credit Agreement) and to the extent such Default is not cured within three (3) business days of the date of the Interest Default shall become an Event of Default (as defined in the Term Loan Credit Agreement) and an Event of Default (as defined in the 2012 Credit Agreement) pursuant to section 8.01(f) of the 2012 Credit Agreement. The Administrative Agent acknowledges that it has been directed not to exercise such rights and remedies and accordingly shall not exercise such rights and remedies until the occurrence of a Forbearance Termination Event, and, thereafter, if exercising such rights and remedies, shall do so in accordance with the terms of the applicable Credit Agreement.

“Forbearance Default” is defined as (A) the valid acceleration of all indebtedness arising under the Credit Agreements or the Indenture or (B) the occurrence of any Event of Default (as defined in any of the Credit Agreements, as applicable) other than in respect of the Interest Default set forth in the preceding paragraph. Nothing under this Agreement shall prohibit the sending of any notice under the Credit Agreements.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Lenders hereunder to forbear from exercising rights (and to direct the Administrative Agent under any of the Credit Agreements not to exercise such rights on such Consenting Lender’s behalf or otherwise) and remedies in respect of the Interest Default, shall immediately terminate without requirement of any demand, presentment, protest of any kind, all of which the Company hereby waives; provided that, upon the occurrence of a Forbearance Termination Event, the Consenting Lenders shall deliver written notice to the Company in accordance with Section 10.16 hereof.

(c) The Company agrees that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Lenders or the Administrative Agent, as applicable, may proceed, subject to the terms of the applicable Credit Agreement and/or applicable law, to exercise any or all rights and remedies under the applicable Credit Agreement and/or applicable law, including, without limitation, the rights and remedies on account of the Interest Default and any Events of Default that may then exist. Without limiting the generality of the foregoing, upon the occurrence of a Forbearance Termination Event, if any Event of Default (including the Interest Default) exists at such time, the Consenting Lenders or the Administrative Agent, as applicable, may, upon such notice or demand as is specified by the applicable Credit Agreement or applicable law, and subject to the terms of the applicable Credit Agreement and/or applicable law, (x) collect and/or commence any legal or other action to collect any or all of the obligations of Revel or the Guarantors under the applicable Credit Agreement or any of the Guarantees (as defined in any of the Credit Agreements, as applicable); and (y) take any other enforcement action or otherwise exercise any or all rights and remedies provided to them under the applicable Credit Agreement, the applicable Guarantees and/or applicable law, all of which rights and remedies are fully reserved.

2.04. Consenting Revolving Loan Lender Waiver. Subject to the conditions contained in Section 2.02 hereof and as long as this Agreement has not been terminated in accordance with the terms hereof, each of the Consenting Revolving Loan Lenders hereby agrees to waive solely (a) during the Forbearance Period and (b) for purposes of Section 4.02(a) and (b) of the 2012 Credit Agreement, any Default or Event of Default (each, as defined in the 2012 Credit Agreement) that has arisen as a direct result of the Interest Default, including, without limitation any such Default or Event of Default (each, as defined in the 2012 Credit Agreement) pursuant to Section 5.02(d) or 8.01(f) of the 2012 Credit Agreement. Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Revolving Loan Lenders to waive such Defaults and Events of Default (each, as defined in the 2012 Credit Agreement) shall immediately terminate without requirement of any demand, presentment, protest of any kind, all of which the Company hereby waives; provided that, upon the occurrence of a Forbearance Termination Event, the Consenting Revolving Loan Lenders shall deliver written notice to the Company in accordance with Section 10.16 hereof.

2.05. Transfer of Claims. Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Debtholder to sell, use, assign, transfer or otherwise dispose of (“Transfer”) any Claims; provided, however, that for a period commencing as of the date such Consenting Debtholder executes this Agreement until the termination of this Agreement pursuant to the terms hereof (such period, the “Restricted Period”), no Consenting Debtholder shall Transfer any Claims, and any purported Transfer of Claims shall be void and without effect, unless (a) the transferee is a Consenting Debtholder, or (b) if the transferee is not a Consenting Debtholder, such transferee delivers to Revel, at or prior to the time of the proposed Transfer, an executed transfer agreement in the form attached hereto as Exhibit 2 (a “Joinder Agreement”) pursuant to which (i) such transferee shall assume all obligations of the Consenting Debtholder transferor hereunder in respect of the Claims Transferred (such transferee, if any, to also be a “Consenting Debtholder” hereunder) and (ii) such transferring Consenting Debtholder shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Any transfer that does not comply with the foregoing shall be deemed void ab initio. This Agreement shall in no way be construed to preclude the Consenting Debtholders from acquiring additional Claims; provided, however, that any additional Claims acquired by a Consenting Debtholder, other than in its capacity as a Qualified Marketmaker of Claims, shall automatically and immediately upon acquisition by a Consenting Debtholder be deemed subject to all of the terms of this Agreement whether or not notice is given to the Revel of such acquisition and that, so long as this Agreement has not been terminated, the Consenting Debtholder shall vote (or cause to be voted) any such Claims entitled to vote on the Plan, in each case to the extent still held by it or on its behalf at the time of such vote, in favor of the Plan, consistent with Section 2.01(a) hereof. Notwithstanding the foregoing, a Qualified Marketmaker that acquires Claims shall not be required to execute a Joinder Agreement to the extent that it is acting solely in its capacity as Qualified Marketmaker of any such Claims. For these purposes, a “Qualified Marketmaker” means an entity that (x) holds itself out to the public or to the applicable private markets as standing ready in the ordinary course of its business to purchase Claims from customers and sell Claims to customers, in its capacity as a dealer or market maker in any such Claims, and (y) in fact regularly makes a two-way market in such Claims. For the avoidance of doubt, the exceptions provided herein for transfers to or from a Qualified Marketmaker are provided solely to allow a Qualified Marketmaker to engage in market-making activities with respect to Claims that are not expressly subject to this Agreement, and any Claims subject to this Agreement, whether held by a Qualified Marketmaker or another Consenting Debtholder, are subject to the foregoing requirement that, upon any transfer, the transferee shall deliver to Revel an executed Joinder Agreement pursuant to which such transferee shall assume all obligations of the Consenting Debtholder transferor hereunder in respect of the Claims Transferred; provided, however, that any Claim subject to this Agreement shall be timely voted in accordance with this Agreement, whether held by a Consenting Debtholder, Qualified Marketmaker, or transferee who has signed a Joinder Agreement.

Section 3. Company Commitments.

3.01. Company Commitments. Subject to the Company’s fiduciary duties under applicable law and for so long as this Agreement has not been terminated in accordance with the terms hereof, the Company agrees to use its reasonable best efforts to:

(a) support and complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents;

(b) take any and all necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents;

(c) complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents within any time-frames outlined in this Agreement;

(d) obtain any and all required governmental, regulatory and/or third-party approvals for the Restructuring; and

(e) take no actions materially inconsistent with this Agreement, the Restructuring Term Sheet, or the confirmation and consummation of the Plan.

3.02. Certain Additional Chapter 11 Related Matters. The Company shall provide draft copies of all Plan Related Documents, and, to the extent such pleadings have an adverse economic effect on the Administrative Agent or the Consenting Lenders, “first day” motions, pleadings, objections, or applications and other documents that the Company intends to file with the Bankruptcy Court to counsel for the Administrative Agent and counsel for the Steering Committee, if reasonably practicable, at least two (2) days prior to the date when the Company intends to file any such pleading, motion, or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court. Subject to Section 2.01, nothing in this Agreement shall restrict, limit, prohibit or preclude, in any manner not inconsistent with its obligations under this Agreement, any of the Consenting Debtholders from appearing in the Bankruptcy Court with respect to any motion, application or other documents filed by the Company and objecting to, or commenting upon, the relief requested therein, so long as such appearance, objection, or comment is consistent with the Consenting Debtholders’ obligations under this Agreement.

3.03. Advisors to the Consenting Lenders. The Company shall seek under the DIP Orders the authority to pay, when due and payable, the respective reasonable and documented accrued, unpaid and ongoing expenses incurred by the Administrative Agent and the Steering Committee in connection with the Restructuring, including the reasonable and documented fees, charges and disbursements of such parties limited to (i) one primary counsel for the Administrative Agent (presently Cadwalader, Wickersham & Taft LLP), (ii) one primary counsel for the Steering Committee (presently Paul, Weiss, Rifkind, Wharton & Garrison LLP), (iii) one gaming counsel to the Administrative Agent (presently Michael & Carroll), (iv) one gaming counsel for the Steering Committee (presently Fox Rothschild LLP), (v) to the extent reasonably necessary or advisable, one local counsel for the Administrative Agent that may be required in connection with the Restructuring, (vi) to the extent reasonably necessary or advisable, one local counsel for the Steering Committee that may be required in connection with the Restructuring, (vii) one financial advisor for the Administrative Agent, (viii) one financial advisor for the Steering Committee, (ix) one investment banker for the Administrative Agent, (x) one investment banker for the Steering Committee, (xi) one specialty consultant for the Administrative Agent, (xii) one specialty consultant for the Steering Committee and (xiii) any other professionals that may be reasonably retained by the Administrative Agent or Steering Committee, as applicable, that may be required in connection with the Restructuring. All such reasonable and documented fees, expenses and reimbursements incurred up to the Commencement Date (as defined below) shall be paid in full prior to the Commencement Date (without deducting any retainers).

Section 4. Mutual Representations, Warranties, and Covenants. Each of the Parties individually represents, warrants, and covenants to the others, as of the date of this Agreement (or, with respect to a transferee, the date of such Transfer), as follows (each of which is a continuing representation, warranty, and covenant):

4.01. Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.

4.02. No Violation. The execution, delivery and performance by such Party of this Agreement does not and shall not (i) violate (A) any provision of law, rule or regulation applicable to it or any of its subsidiaries or (B) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

4.03. No Consent or Approval. Except as expressly provided in this Agreement, no consent or approval is required by any other person or entity in order for it to carry out the transactions contemplated by, and perform the respective obligations under, this Agreement.

4.04. Power and Authority. It has all requisite corporate, partnership, limited liability company or similar authority to execute this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part.

4.05. Consenting Debtholder Representations. If such Party is a Consenting Debtholder, such Consenting Debtholder:

(a) as of the date of this Agreement (i) is either (A) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Claims and to dispose of, exchange, assign and transfer such Claims and (iii) holds no other Claims, except with regard to Claims as may be held by such Consenting Debtholder in its capacity as a Qualified Marketmaker;

(b) other than pursuant to this Agreement, such Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Debtholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(c) (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended); and

(d) has made no prior assignment, sale, participation, grant, conveyance, pledge, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey, pledge, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any of the Claims that are inconsistent or conflict with representations and warranties of such Consenting Debtholder herein or would render it otherwise unable to comply with this Agreement and perform its obligations hereunder.

Section 5. No Waiver of Participation and Reservation of Rights and Ratification of Liability. The forbearance set forth in Section 2.03 shall not constitute a waiver with respect to any Defaults or any Events of Default under the Credit Agreements, except as set forth in Section 2.04. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of the Administrative Agent or any Consenting Lender, or the ability of each of the Administrative Agent or the Consenting Lenders to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Company, so long as such action is consistent with each of the Administrative Agent’s and Consenting Lenders’ obligations under this Agreement. If the transactions contemplated by this Agreement are not consummated, or if this Agreement is terminated for any reason (other than pursuant to Section 6.02 hereof), the Parties fully reserve any and all of their rights. Additionally, the Company hereby ratifies and reaffirms all of their payment, guarantee, and performance obligations and obligations to indemnify, contingent or otherwise, under the Credit Agreements.

Section 6. Termination Events.

6.01. Termination Events. This Agreement may be terminated by (i) the mutual consent of the Company and the Requisite Consenting Lenders or (ii) either (A) the Company or (B) the Consenting Lenders holding at least 66- 2/3% of the Lender Claims held at such time by the Consenting Lenders upon the occurrence of any of the following events (each a “Termination Event”); provided, however, that the Company may not terminate this Agreement upon the occurrence of a Termination Event pursuant to clause (b)(I), (e), (f) or (g) below and the Requisite Consenting Lenders may not terminate this Agreement upon the occurrence of a Termination Event pursuant to clause (b)(II) or (q) below; provided, further, that solely with respect to clauses (b)(III), (f) and (g) below this Agreement may also be terminated by the Consenting Noteholders holding at least 66- 2/3% of the Noteholder Claims held at such time by the Consenting Noteholders solely to the extent the economic treatment of the Consenting Noteholders set forth in the Plan is materially and adversely affected as a result of the occurrence of such Termination Event; and provided, further, that upon such termination by the Consenting Noteholders of this Agreement, the Agreement shall remain in full force and effect as to the Consenting Lenders:

(a) the Company shall have (1) publicly announced its intention not to pursue the Restructuring, or (2) proposed or accepted an Alternative Plan;

(b) the occurrence of a material breach by any of the Parties of any of its obligations, representations, warranties, covenants or commitments set forth in this Agreement, and any such breach is either unable to be cured or is not cured by five (5) business days after receipt of written notice (I) from the Requisite Consenting Lenders, in the case of a breach by the Company, (II) from the Company, in the case of a breach by a Consenting Lender or Consenting Noteholder; provided that the Termination Event arising as a result of such breach shall apply only to such breaching Consenting Lender or Consenting Noteholder, as applicable, and this Agreement shall otherwise remain in full force and effect, so long as the non-breaching Consenting Lenders hold at least 66- 2/3% of the outstanding Lender Claims or the non-breaching Consenting Noteholders hold at least a majority of the outstanding Noteholder Claims (in which case the Company may terminate this Agreement only with respect to the breaching Consenting Lender or breaching Consenting Noteholder, as applicable) or (III) from the Requisite Consenting Noteholders in the case of a breach by the Company that has a material adverse effect on the economic treatment of the Consenting Noteholders set forth in the Plan;

(c) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Restructuring in a manner that cannot reasonably be remedied by the Company or the Consenting Lenders;

(d) the commencement of an involuntary case against the Company under the Bankruptcy Code if such involuntary case is not dismissed within 60 days of it having been commenced (so long as no order for relief is theretofore entered), unless such involuntary case has been converted to a voluntary chapter 11 case with the consent of the Company and no other Termination Event has occurred;

(e) the Company or any of its advisors fail to reasonably cooperate with the Administrative Agent, Consenting Lenders or their professionals or provide them upon request at any time or from time to time with reasonable access to material information regarding the operations, business affairs and financial condition of the Company, as requested by the Administrative Agent, Consenting Lenders and their professionals, as applicable; provided, however, that any written notice of termination based on this provision shall specify what actions the Company or its advisors would need to take to reasonably cooperate and that taking such actions within three (3) Business Days would be deemed to cure this Termination Event;

(f) the amendment or modification, or the filing of a pleading by the Company seeking to amend or modify, the Plan, Disclosure Statement, any of the Plan Related Documents, or any documents related to the foregoing, including motions, notices, exhibits, appendices, and orders, in a manner not reasonably acceptable to (A) the Requisite Consenting Lenders or (B) the Requisite Consenting Noteholders solely to the extent such pleading has a material adverse effect on the economic treatment of the Consenting Noteholders set forth in the Plan;

(g) the Company files any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement, Restructuring Term Sheet or the Plan and such motion or pleading has not been withdrawn prior to three (3) Business Days of the Company receiving notice that such motion or pleading is inconsistent with this Agreement or the Plan;

(h) a trustee, receiver, an examiner with expanded powers, or a responsible person or responsible officer shall have been appointed in the Chapter 11 Cases or such cases shall have been converted to cases under chapter 7 of the Bankruptcy Code, or such cases shall have been dismissed by order of the Bankruptcy Court;

(i) the Company fails to commence the Solicitation on or before March 8, 2013 utilizing a Plan and Plan Related Documents which have obtained the approvals required pursuant to Sections 2.02(a) and 2.02(b) hereof (the date on which such Solicitation commences the “Solicitation Date”);

(j) the Company fails to commence the Chapter 11 Cases on or before March 15, 2013 (the date on which such filing occurs the “Commencement Date”);

(k) the Company fails to file the Plan with the Bankruptcy Court on the Commencement Date;

(l) the Bankruptcy Court shall have failed to enter the interim order authorizing the Company’s entry into the DIP Facility on or before March 18, 2013;

(m) the Bankruptcy Court shall have failed to enter the final order authorizing the Company’s entry into the DIP Facility on or before April 15, 2013;

(n) the Bankruptcy Court shall have failed to enter the Confirmation Order on or before May 15, 2013;

(o) the date on which all conditions to consummation of the Plan have been satisfied (or waived) and the Plan becomes effective has not occurred by May 30, 2013 (the “Outside Date”), subject to extension for any required regulatory approvals;

(p) the identification and written notice by the Consenting Lenders to the Company during the Due Diligence Period of any material business or legal issues surrounding the Limited Due Diligence Items; and

(q) Revel’s Board of Directors reasonably determines that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; and

The date on which this Agreement is terminated in accordance with the provisions of this Section 6 shall be referred to as the “Termination Date” and the provisions of this Agreement and the Restructuring Term Sheet shall terminate, except as otherwise provided in this Agreement, unless, in the case of this Section 6, within three (3) business days the Company and the Requisite Consenting Lenders, and to the extent applicable the Requisite Consenting 2012 Facility Lenders or the Requisite Consenting Noteholders, waive, in writing, the occurrence of or amend or modify any of the events set forth in clauses (a) through (q) of this Section 6. In the event of the termination of this Agreement pursuant to this Section 6, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of any Party, except as provided herein. Upon the occurrence of any termination of this Agreement any and all consents or ballots submitted by the Consenting Lenders and Consenting Noteholders prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement. Nothing in this Section 6 shall relieve any Party of liability for any breach or non-performance of this Agreement that occurred prior to the occurrence of the Termination Date.

For the avoidance of doubt, each of the Parties hereby waives any requirement under section 362 of the Bankruptcy Code to lift the automatic stay thereunder for purposes of providing notice under this Agreement (and agrees not to object to any non-breaching Party seeking, if necessary, to lift such automatic stay in connection with the provision of any such notice); provided, however, that nothing in this paragraph shall prejudice any Party’s rights to argue that the termination was not proper under the terms of this Agreement.

6.02. Termination Upon Effective Date of Plan. This Agreement shall terminate automatically without further required action or notice upon the date that the Plan becomes effective.

Section 7. Cooperation and Support. The Parties shall, and, except for the Administrative Agent (in all of its capacities under the Credit Agreements and as Consenting Lender and Consenting Noteholder hereunder), shall cause each of their subsidiaries and affiliates to, cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Furthermore, subject to the terms of this Agreement, each of the Parties shall, and, except for the Administrative Agent (in all of its capacities under the Credit Agreements and as Consenting Lender and Consenting Noteholder hereunder), shall cause each of their subsidiaries and affiliates to, take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

Section 8. Effectiveness. This Agreement shall become effective upon the receipt of duly executed counterpart signature pages from (a) the Company and (b) holders of not less than 65% of the Lender Claims (the “RSA Effective Date”). Upon the RSA Effective Date, the Restructuring Term Sheet shall be deemed effective for the purposes of this Agreement and thereafter the terms and conditions therein may only be amended, modified, waived or otherwise supplemented as set forth in Section 9.

Section 9. Amendments. The Restructuring Term Sheet, the exhibits attached thereto (including, without limitation, the Disclosure Statement, any Plan Related Documents, and this Agreement), and the Plan may not be modified, amended, or supplemented without the prior written consent of the Company and the Requisite Consenting Lenders; provided that (i) the consent of the Requisite Consenting 2012 Facility Lenders shall be required with respect to any modification, amendment or supplement to the Restructuring Term Sheet, the Plan, or any of the Plan Related Documents that has an adverse effect on their economic interests, (ii) the consent of the Requisite Consenting Noteholders shall be required with respect to any modification, amendment or supplement to the Restructuring Term Sheet and the Plan that has a material adverse effect on the economic treatment of the Consenting Noteholders under the Plan and (iii) the consent of the Administrative Agent shall be required with respect to any modification, amendment or supplement to this Agreement; provided, further, that the Company may make, in its reasonable discretion, immaterial modifications, amendments, or supplements with the consent of the Consenting Debtholders, such consent not to be unreasonably withheld.

Section 10. Miscellaneous.

10.01. Further Assurances. Subject to the other terms of this Agreement and, for the avoidance of doubt, without expanding any of the obligations of the Parties or limiting any of the other provisions of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Solicitation, the Plan and/or the Restructuring, as applicable.

10.02. Company Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or its subsidiaries or affiliates or any of its or their respective directors or officers (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with such party’s fiduciary obligations under applicable law.

10.03. Complete Agreement. This Agreement, together with all exhibits and schedules attached hereto, is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

10.04. Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 2.04 hereof. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement.

10.05. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

10.06. Waiver. This Agreement and the Restructuring Term Sheet are part of a proposed settlement of a dispute among the Parties. If the transactions contemplated by this Agreement are or are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed by this Agreement as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

10.07. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, to the extent possible, in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary herein, in the event of a commencement in respect of the Company of any case or proceeding under applicable bankruptcy, insolvency, reorganization or similar law (an “Insolvency Proceeding”), any proceeding relating to the Agreement shall be brought in that court with jurisdiction over the Insolvency Proceeding.

10.08. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party may be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

10.09. Execution of Agreement. This Agreement may be executed and delivered (by facsimile, by electronic mail in portable document format (.pdf) or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

10.10. Interpretation. This Agreement is the product of negotiations between the Company, Consenting Lenders and the Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner to effect the intent of the Parties hereto, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

10.11. Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case; provided, that nothing contained in this Section 10.11 shall be deemed to permit sales, assignments, or other Transfers or other claims against or interests in the Company other than in accordance with this Agreement. The agreements, representations and obligations of the Consenting Debtholders under this Agreement are, in all respects, several and not joint. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect.

10.12. Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

10.13. Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 10 and in Sections 3.03, 5 and 11 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

10.14. Independent Due Diligence and Decision-Making. Each Consenting Debtholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

10.15. Relationship Among Parties. It is understood and agreed that no Consenting Debtholder has any duty of trust or confidence in any form with any other Consenting Debtholder, and, except as provided in this Agreement, there are no agreements, commitments or undertakings among or between them. In this regard, it is understood and agreed that any Consenting Debtholder may trade in the Claims or other debt or equity securities of the Company without the consent of the Company, as the case may be, or any other Consenting Debtholder, subject to applicable securities laws and the terms of this Agreement; provided, further, that no Consenting Debtholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Consenting Debtholders shall in any way affect or negate this understanding and agreement.

10.16. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by telecopy, e-mail, courier or by registered or certified mail (return receipt requested) to the following addresses and telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

(a) if to the Company, to:

Revel Entertainment Group, LLC

550 Boardwalk

Atlantic City, New Jersey 08401

Attention: Mary Helen Medina, General Counsel

Email: mmedina@revelentertainment.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Marc Kieselstein and Nicole Greenblatt

Email: marc.kieselstein@kirkland.com and

nicole.greenblatt@kirkland.com

(b) if to the Administrative Agent, to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, New York 10179

Attention: Susan Atkins

Email: susan.atkins@jpmorgan.com

with copies to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: John J. Rapisardi and Michael J. Cohen

Email: john.rapisardi@cwt.com and michael.j.cohen@cwt.com

(c) if to a Consenting Debtholder (other than as identified above) or a transferee thereof, to the addresses or telecopier numbers set forth below following the Consenting Debtholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to counsel for the Steering Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Andrew Rosenberg and Elizabeth McColm

E-mail: arosenberg@paulweiss.com and emccolm@paulweiss.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

10.17. Conflicts Between the Restructuring Term Sheet and this Agreement. In the event of any conflict among the terms and provisions in the Restructuring Term Sheet and this Agreement, the terms and provisions of the Restructuring Term Sheet shall control. Nothing contained in this section shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Restructuring Term Sheet set forth in Section 9 hereof.

10.18. Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third party beneficiary hereof.

10.19. No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The votes of the holders of Claims against the Company will not be solicited until such holders who are entitled to vote on the Plan have received the Disclosure Statement and related ballot, the Plan, and other required solicitation materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

Section 11. Public Disclosure. The Consenting Debtholders hereby consent to the disclosure of the execution and contents of this Agreement by the Company in the Plan, Disclosure Statement, the other Plan Related Documents and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation; provided, however, that except as required by law or any rule or regulation of any securities exchange or any governmental agency, the Company shall not, without the applicable Consenting Debtholder’s prior consent, (a) use the name of any Consenting Debtholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the Securities and Exchange Commission or (b) disclose the holdings of any Consenting Debtholder to any person; provided, that, that the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, (i) the Lender Claims held by the Consenting Lenders as a group and (ii) the Noteholder Claims held by the Consenting Noteholders as a group. The Company and counsel for the Administrative Agent and counsel for the Steering Committee shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable; provided, that no Party need consult with any other Party with respect to any press release or public statement relating to the termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Revel AC, Inc.

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer and President

Revel AC, LLC By: Revel AC, Inc., Its Sole Member

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer and President

Revel Atlantic City, LLC By: Revel AC, LLC, Its Sole Member

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer and President

Revel Entertainment Group, LLC By: Revel AC, LLC, Its Sole Member

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer and President

NB Acquisition, LLC By: Revel Entertainment Group, LLC, Its Sole Member

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer and President

[Signature Page to Restructuring Support Agreement]

[Consenting Debtholder Signature Pages Redacted]

[Signature Page to Restructuring Support Agreement]

EXHIBIT 1

RESTRUCTURING TERM SHEET

REVEL AC, INC.

Restructuring Term Sheet

Summary of Terms and Conditions

This term sheet (the “Term Sheet”) summarizing the principal terms of certain potential transactions concerning the Company (as defined below) and its subsidiaries is not legally binding or a complete list of all the terms and conditions of the potential transactions described herein. Subject to completion of definitive documentation, the transactions described in the Term Sheet will be consummated by commencing cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in a proper United States Bankruptcy Court to be determined by the Company (the “Bankruptcy Court”). This Term Sheet shall not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy any of the securities referred to herein or the solicitation of acceptances of a chapter 11 plan. Any such offer or solicitation shall only be made in compliance with all applicable laws. Without limiting the generality of the foregoing, this Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution and delivery of definitive documentation. This Term Sheet shall be attached to, and incorporated into a restructuring support agreement (the “Restructuring Support Agreement”) entered into by and among the Company and certain existing lenders or holders of securities that are signatories thereto. This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and other rules of similar import.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A PROPOSED COMPREHENSIVE RESTRUCTURING TRANSACTION, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE PROPOSED RESTRUCTURING OF THE DEBT OF THE COMPANY AND ITS SUBSIDIARIES. NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE EXISTING LENDERS AND THE ADMINISTRATIVE AGENT (BOTH AS DEFINED BELOW).

Company	Revel AC, Inc. (“Revel”), a Delaware company, Revel AC, LLC, a Delaware limited liability company, Revel Atlantic City, LLC, a New Jersey limited liability company, Revel Entertainment Group, LLC, a New Jersey limited liability company, and NB Acquisition LLC, a New Jersey limited liability company (collectively, the “Company” and, after the Effective Date (as defined herein), the “Reorganized Company”).

Current Capital Structure	The following outstanding indebtedness of, and equity interests in, the Company shall be restructured through a pre-packaged chapter 11 plan (the “Pre-Packaged Chapter 11 Plan”), in each case consistent with the material terms and conditions described in this Term Sheet:

	(a)	Indebtedness under that certain credit agreement, dated as of May 3, 2012 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “2012 Credit Agreement”), by and among Revel (the “Borrower”) and Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC and NB Acquisition LLC (collectively, the “Guarantors”), the lenders party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and collateral agent (the “Administrative Agent”), and J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner. As of February 19, 2013, the aggregate outstanding principal amount of first-out revolving loans under the 2012 Credit Agreement is $48,381,283.38 plus $1,900,000.00 in issued and outstanding letters of credit, which amounts may increase due to additional revolving loan borrowings, the issuance of letters of credit, and/or accrual of interest thereon (such aggregate outstanding principal amount, accrued and unpaid interest as of February 19, 2013 in the amount of $236,543.05 and any additional interest accruing thereafter, letter of credit commitment and fronting fees, unutilized fees, and any other amounts and obligations payable under in connection with the revolving credit facility under the 2012 Credit Agreement, the “2012 Credit Agreement Revolving Loan Outstanding Claims”) and the aggregate outstanding principal amount of second-out term loans under the 2012 Credit Agreement is $125,000,000.00 (such aggregate outstanding principal amount, accrued and unpaid interest as of February 19, 2013 in the amount of $763,888.89 and any additional interest accruing thereafter, and any other amounts and obligations payable in connection with the term loan facility under the 2012 Credit Agreement and otherwise thereunder, the “2012 Agreement Term Loan Outstanding Claims” and, together with the 2012 Credit Agreement Revolving Loan Outstanding Claims, the “2012 Credit Agreement Outstanding Claims”);

	(b)	Indebtedness under that certain credit agreement, dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Term Loan Credit Agreement”), by and among Revel, as borrower, the Guarantors, the lenders party thereto (the “Existing Lenders”), J.P. Morgan Securities LLC, as lead arranger and syndication agent, Morgan Stanley & Co. Incorporated, as joint bookrunning managers, and the Administrative Agent. For the avoidance of doubt, the Term Loan Credit Agreement includes, without limitation, indebtedness under that certain amendment to the Term Loan Credit Agreement (the “Incremental Facility Amendment”), dated as of May 3, 2012, that provided for an additional $50 million of term loan commitments (the “Incremental Facility”). As of February 19, 2013, the aggregate outstanding principal amount under the Term Loan Credit Agreement is $895,500,000.00 (such aggregate outstanding principal amount, accrued and unpaid interest as of February 19, 2013 in the amount of $20,620,125.00 and any additional interest accruing thereafter, and any other amounts and obligations payable under the Term Loan Credit Agreement, the “Term Loan Credit Agreement Outstanding Claims”);

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(c)	Indebtedness under the Indenture for the 12% Second Lien Notes due 2018 (the “Notes”),
dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Indenture”), by and among Revel, the
Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). As of
February 19, 2013, the aggregate outstanding principal amount under the Indenture is estimated to be approximately $384,741,575 million (including accrued interest at the non-default rate as of February 19, 2013, the “Notes Claims”);

(d)	all outstanding warrants held by existing warrant holders (the “Existing Warrant
Holders”) pursuant to the Warrant Agreement, dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Warrant Agreement”), by and between Revel and U.S. Bank National Association;
and

	(e)	all equity interests in the Company and rights or options to acquire such equity interests owned by existing equity holders (the “Existing Equity Holders”).

Restructuring/Treatment of Indebtedness and Equity Interests

The proposed restructuring (the “Restructuring”) would be accomplished through a Pre-Packaged Chapter 11 Plan, and contemplates, among other things:

(i) that holders of 2012 Credit Agreement Outstanding Claims will roll such claims on a pro rata basis into a DIP facility, which will be repaid in full by an exit facility (each, as described below);

(ii) that holders of Term Loan Credit Agreement Outstanding Claims will receive their pro rata share of 100% of new common equity (subject to dilution by the Management Incentive Plan (as defined herein)) to be issued by the Reorganized Company (the “New Equity Interests”) in full and final satisfaction of all claims, liens and rights of holders of Term Loan Credit Agreement Outstanding Claims arising under or in connection with the Term Loan Credit Agreement;

(iii) that holders of Notes Claims will receive their pro rata share of new notes in the aggregate principal amount of $70 million secured by, and with recourse only to, certain of the Uncommon Collateral (as defined in that certain Intercreditor Agreement dated as of February 17, 2012 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Intercreditor Agreement”) between the Administrative Agent and Trustee);

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(iv) that the Existing Warrant Holders will not receive or retain on account of such interests any property under the Prepackaged Chapter 11 Plan. The interests of all Existing Warrant Holders will be extinguished on the Effective Date;

(v) that each general unsecured claim shall be unimpaired and reinstated or paid in the ordinary course of business or upon the later of the Effective Date and the date on which any such claim is allowed; and

(vi) that the Existing Equity Holders will not receive or retain on account of such interests any property under the Prepackaged Chapter 11 Plan. The interests of all Existing Equity Holders will be extinguished on the Effective Date.

The “Effective Date” shall be the effective date of the Plan of Reorganization (as defined below). The New Equity Interests shall be distributed on the Effective Date or as soon thereafter as reasonably practicable.

DIP Facility/Exit Facility

The Company shall enter into a new secured superpriority priming debtor-in-possession facility (the “DIP Facility”) in the principal amount set forth on Exhibit A and containing the terms set forth on Exhibit A, which will be repaid in full by an exit facility (the “Exit Facility”) on the Effective Date, in the amounts and containing the terms set forth on Exhibit B, in each case, each such facility shall be structured in a manner consistent with the repayment priorities governing the 2012 Credit Agreement. The Exit Facility shall include sufficient new money to repay the DIP Facility and a post-emergence revolving credit facility with availability as of the Effective Date sufficient to provide the Company with working capital necessary to run its business and for general corporate purposes.

The proceeds of the DIP Facility or Exit Facility, as appropriate, will be used to, among other things, fund the costs of the Restructuring, repay in full the 2012 Credit Agreement Outstanding Claims, and provide post-Effective Date working capital to the Company.

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Chapter 11 Cases	The Company and certain of its subsidiaries (collectively, the “Debtors”) shall commence the “Chapter 11 Cases” in the Bankruptcy Court. The plan of reorganization implementing the Pre-Packaged Chapter 11 Plan (the “Plan of Reorganization”) and the disclosure statement describing the Plan of Reorganization (the “Disclosure Statement”) shall be filed contemporaneously with commencement of the Chapter 11 Cases (the “Petition Date”). The Plan of Reorganization shall be in all material respects consistent with this Term Sheet and the Restructuring Support Agreement.

Implementation of Restructuring and Definitive Documentation

The parties to the Restructuring Support Agreement shall have executed such agreement no later than February 19, 2013 (the “RSA Date”). The Restructuring Support Agreement shall be terminable pursuant to the terms and conditions contained therein.

The Restructuring Support Agreement shall require the steering committee of Existing Lenders formed by the Administrative Agent (the “Steering Committee”), and any successors or assigns thereof, to subject to the terms thereof (i) approve, support and participate in the Restructuring, as applicable; and (ii) vote to accept the Plan of Reorganization.

The Company shall have the right to terminate the Restructuring Support Agreement if the officers and directors of the Company determine that proceeding with the Restructuring as contemplated in the Restructuring Support Agreement would be a breach of their fiduciary duties.

The Company and the Steering Committee shall, in good faith, negotiate definitive documentation to implement the Restructuring that is consistent with the terms described in this Term Sheet and any related documentation, including, without limitation, the Restructuring Support Agreement, the Plan of Reorganization and Disclosure Statement, all post-Effective Date corporate organization and governance documents, and all other documents necessary to effectuate the Restructuring.

The Company shall commence the solicitation of votes with respect to the Plan of Reorganization before commencing its chapter 11 cases but will extend the voting deadline until after the Petition Date, consistent with section 1125(g) of the Bankruptcy Code and applicable non-bankruptcy law.

Key Restructuring Support Agreement milestones to include:

•      Agreed form of Disclosure Statement, Plan of Reorganization and other material definitive documents and commencement of solicitation of such plan to occur no later than March 8, 2013;

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•      Petition Date to occur no later than March 15, 2013;

•      Interim order authorizing the Debtors’ entry into the DIP Facility to occur no later than March 18, 2013;

•      Final order authorizing the Debtors’ entry into the DIP Facility to occur no later than April 15, 2013;

•      Combined hearing to consider approval of disclosure statement and confirmation of Plan of Reorganization to be obtained no later than May 15, 2013;

•      Confirmation Order (as defined herein) to be entered no later than May 18, 2013; and

•      Effective Date to occur no later than May 30, 2013 (the “Outside Date”), subject to extension for any required regulatory approvals.

Due Diligence

The Steering Committee will be entitled to conduct (on a good faith basis) a business and legal due diligence investigation, during the period between the date hereof and March 8, 2013 (the “Due Diligence Period”).

The Steering Committee’s due diligence investigation will be limited to diligence regarding (i) tax issues, (ii) the Company’s agreements with government agencies and regulatory authorities, (iii) the impact of the Chapter 11 Cases on the Company’s joint venture agreements, (iv) licensing issues, (v) the Company’s business plan provided to the Steering Committee and (vi) amounts required under the DIP Facility and Exit Facility (collectively, the “Limited Due Diligence Items”).

The Steering Committee’s ability to terminate the Restructuring during the Due Diligence Period shall be limited to the material business or legal issues surrounding the Limited Due Diligence Items.

The effectiveness of the Restructuring shall be conditioned upon the absence of the identification and written notice by the Steering Committee to the Company during the Due Diligence Period of any material business or legal issues related to the Limited Due Diligence Items and, upon the Company’s receipt of such written notice on or before the end of the Due Diligence Period, the Restructuring Support Agreement shall terminate.

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Motions and Other Bankruptcy Court Filings	All motions and other filings with the Bankruptcy Court, including any proposed orders (including, without limitation, the orders authorizing the Debtors’ entry into the DIP Facility and approving the Disclosure Statement and confirming the Plan of Reorganization (the “Confirmation Order”)) shall be in form and substance reasonably acceptable to the Administrative Agent and Steering Committee.

Tax/Business Considerations	The parties to the Restructuring Support Agreement shall use good faith efforts to structure the Restructuring and the transactions contemplated herein and in the Restructuring Support Agreement to the maximum extent possible in a tax-efficient and cost-effective manner for the Company.

Board Members/Corporate Governance

The Board of Directors of the Reorganized Company to be selected prior to the Effective Date will be composed of seven (7) members, one (1) of whom shall be the CEO and six (6) of whom shall be initially chosen by the Steering Committee. To the extent that at least three (3) of the directors selected by the Steering Committee have not received any required regulatory approvals by the Outside Date, the Steering Committee will work in good faith with the Company to implement a solution to allow the Reorganized Company to emerge on the Effective Date with a sitting board. All other Corporate Governance and Shareholder Rights shall be agreed upon between the Steering Committee and the Company before March 8, 2013.

To the extent that any member of the Steering Committee does not become licensed with the New Jersey Division of Gaming Enforcement (the “NJ DGE”), such member shall be subject to applicable casino regulatory requirements and will not terminate its support for the Restructuring as a result of any such casino regulatory requirements.

The Company will pay for a search firm to be utilized by the Steering Committee.

It is expected that the Reorganized Company will be a private company governed by a shareholder agreement consistent with the terms and conditions agreed upon between the Steering Committee and the Company before March 8, 2013.

Management Incentive Plan	The Confirmation Order shall provide that on the Effective Date the Reorganized Company will implement a new management equity incentive plan (the “Management Incentive Plan”), which shall provide for grants of options and/or restricted units/equity reserved for management, directors, and employees in an amount of the New Equity Interests to be issued by the Reorganized Company sufficient to properly incentivize the senior management team of the Reorganized Company. The primary participants of the Management Incentive Plan, including the amount, form, exercise price, allocation and

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vesting of such equity-based awards with respect to such primary participants, shall be decided upon by the new board of the Reorganized Company, unless earlier agreed to by the Steering Committee and the Company.

Conditions Precedent to Closing

The occurrence of the Effective Date shall be subject to the satisfaction of conditions precedent customary for transactions of this type and the satisfaction of such other conditions precedent agreed upon by the Steering Committee and the Company, including but not limited to, the following:

•        The negotiation, execution and delivery of definitive documentation with respect to the Restructuring contemplated by this Term Sheet and the Restructuring Support Agreement, reasonably acceptable to the Administrative Agent and the Steering Committee and otherwise consistent with the terms and conditions set forth in this Term Sheet and the Restructuring Support Agreement.

•        The Steering Committee shall have reasonably determined that the aggregate amount of general unsecured claims will not likely exceed $25 million above a pre-agreed baseline amount for ordinary course payables (the “Claims Cap”), such baseline to be agreed to by the Company and the Steering Committee before March 8, 2013, or the Steering Committee shall have waived such requirement in writing, provided, however, that any claim or counterclaim, if any, that may be asserted by Tishman Construction Corporation shall be excluded from the Claims Cap. In order to determine the total amount of general unsecured claims, the Company shall require holders of general unsecured claims in excess of $2,500,000 to file a proof of claim within 45 days of the Petition Date. To the extent that the Steering Committee determines that the aggregate amount of general unsecured claims will likely exceed the Claims Cap and does not waive such condition to the Effective Date, the Steering Committee will consent to an extension of any relevant milestones in this Term Sheet to allow for the Company and the Steering Committee to estimate and/or object to any applicable claims.

•        Confirmation of the Pre-Packaged Chapter 11 Plan by the Bankruptcy Court, on terms consistent with this Term Sheet and the Restructuring Support Agreement.

•        Gaming authority approvals, as necessary.

•        The Company shall cooperate on a timely basis with all licensing and other regulatory requests required in order to consummate the transactions contemplated hereby.

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Releases & Exculpation

To the fullest extent permitted by applicable law, the Restructuring shall include a full release from liability in favor of the Company, the Existing Equity Holders, the Administrative Agent, the Existing Lenders, and all current and former direct and indirect equityholders, members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective equityholders, members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives) of the Company, the Existing Equity Holders, the Administrative Agent, and the Existing Lenders from any claims and causes of action related to the Company arising on or prior to the Effective Date.

To the fullest extent permitted by applicable law, the Restructuring shall include a customary exculpation provision providing a standard of liability for the conduct of the professionals during the course of the Chapter 11 Cases.

Other Terms

•        Subject to Steering Committee consent, the Company reserves the right to assume and/or reject certain executory contracts and unexpired leases. All executory contracts and unexpired leases not expressly rejected shall be deemed assumed pursuant to the Plan. All rejection damage claims, if any, shall be subject to any applicable caps under the Bankruptcy Code and unimpaired under the Plan.

•        Assumption/continuation of the Trademark License Agreement, dated of as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time), by and between Revel Group, LLC and Revel Entertainment Group, LLC, and the ERGG Agreement.

•        Payment by the Company of the respective accrued, unpaid and ongoing expenses incurred by the Administrative Agent and the Steering Committee in connection with the Restructuring, including the fees, charges and disbursements of (a) counsel to such parties limited to (i) one primary counsel for the Administrative Agent (presently Cadwalader, Wickersham & Taft LLP), (ii) one primary counsel for the Steering Committee (presently Paul, Weiss, Rifkind, Wharton & Garrison LLP), (iii) gaming counsel to the Administrative Agent (presently Michael & Carroll) and

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(iv) gaming counsel for the Steering Committee (presently Fox Rothschild LLP) and (v) to the extent reasonably necessary or advisable, local counsel in connection with the Restructuring and (b) any financial advisors, investment bankers and other specialty consultants retained by the Administrative Agent or counsel for the Administrative Agent and the Steering Committee.

•        Payment through the effective date of the Restructuring of all reasonable and documented fees and expenses of the Company’s professionals (including Kirkland & Ellis LLP, as restructuring counsel to the Company; Alvarez & Marsal, as financial and restructuring advisor to the Company; Moelis & Co., as investment banker to the Company; Brown Rudnick LLP, as special counsel to the Company; Ernst & Young, as independent auditors and tax advisors to the Company; and Cooper Levinson, as gaming counsel to the Company.

•        The Company may obtain “tail” coverage in respect of its D&O policy on terms and conditions reasonably acceptable to the Steering Committee.

•        Additional terms to comply with applicable gaming laws.

Governing Law and Forum	New York

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EXHIBIT A

Terms of DIP Facility

Description:

Revolving Credit Facility Amount:

Term Loan Amount:

Guarantees:

Maturity:

Interest:

Collateral:

Representations/Warranties/Covenants:

Assignment Provisions:

EXHIBIT B

Terms of Exit Facility

Description:

Revolving Credit Facility Amount:

Term Loan Amount:

Guarantees:

Maturity:

Interest:

Amortization:

Collateral:

Representations/Warranties/Covenants:

Assignment Provisions:

EXHIBIT 2

JOINDER AGREEMENT

This Joinder Agreement to that certain Restructuring Support Agreement entered-into as of [—], 2013 by and among Revel AC, Inc., Revel AC, LLC, Revel Atlantic City, LLC, Revel Entertainment Group, LLC, and NB Acquisition LLC, and the Consenting Debtholders (in their capacities as parties thereto) attached hereto as Exhibit 1 (as amended, modified, or amended and restated from time to time in accordance with its terms, the “Restructuring Support Agreement”), is hereby executed and delivered by [—] (the “Joining Party”) as of [—], 2013.

Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Restructuring Support Agreement.

Agreement to be Bound. The Joining Party hereby agrees, on a several basis, but not joint and several basis, to be bound by the Restructuring Support Agreement in accordance with its terms. The Joining Party shall hereafter be deemed to be a Consenting Debtholder and a Party for any and all purposes under the Restructuring Support Agreement. In the event of any inconsistency between this Joinder Agreement and the Restructuring Support Agreement, the Restructuring Support Agreement shall control in all respects.

Representations and Warranties. With respect to the aggregate principal amount and type of Claims set forth below its name on the signature page hereof, the Joining Party hereby makes the representations and warranties of the Consenting Debtholders set forth in Section 4 of the Restructuring Support Agreement to each other Party to the Restructuring Support Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[Signature Pages Follow]

Date executed: [                    ], 2013

[NAME OF TRANSFEREE]

By:
Name:
Title:

Address:

Attn:
Tel:
Fax:

Aggregate principal amount of Claims beneficially owned or managed on behalf of accounts that hold or beneficially own such Claims:

2012 Credit Agreement Claims:
$

Term Loan Credit Agreement Claims:
$

Noteholder Claims under the Indenture:
$

[Signature Page to Restructuring Support Agreement]